EXHIBIT 99.1



                                         Contact:  Neil Lefort

                            Vice President, Investor Relations

                                                (630) 527-4344

                  MOLEX REQUESTS NASDAQ HEARING

     Lisle, IL, USA -- November 22, 2004 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, announced today that Molex has requested a hearing with the Nasdaq Listing Qualifications Panel. As previously disclosed, on November 15, 2004 Molex received a letter from the Nasdaq staff indicating that Molex is not in compliance with Nasdaq Marketplace Rule 4310(c)(14), which requires Molex to file with the Nasdaq Stock Market, Inc. copies of all reports filed or required to be filed with the SEC, and the Company's securities are, therefore, subject to delisting from The Nasdaq National Market. As a result of the previously-announced resignation of Deloitte & Touche LLP, Molex's former independent auditor, on November 13, 2004, the unaudited financial statements for the fiscal quarter ended September 30, 2004 included in Molex's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2004 were not reviewed by an independent public accountant as required by Rule 10-01(d) of Regulation S-X. As disclosed in such Form 10-Q filing, Nasdaq views the Company as delinquent in its filing obligations in these circumstances. Nasdaq has modified and appended an "E" to the trading symbols for Molex common stock (MOLXE) and Class A common stock (MOLAE) which will remain until Molex has remedied this non-compliance.

     The Molex hearing request delivered to Nasdaq today stays the delisting of the Company's securities pending the Panel's decision. Molex expects to request a time extension sufficient to allow a successor independent registered public accounting firm to complete its review of the unaudited financial statements for the fiscal quarter ended September 30, 2004 and for Molex to file an amendment to the Form 10-Q for that quarter with the SEC. There can be no assurance the Panel will grant the Company's request for such an extension of time. Filing the planned amendment to the Form 10-Q after the accounting review of the interim financial statements has been completed would make Molex current in its SEC filing obligations and in compliance with the applicable Nasdaq continued listing requirement.

     Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include Molex's ability to timely hire a new independent registered public accounting firm, Molex's ability to timely comply with SEC and Nasdaq reporting obligations, continued listing of Molex's common stock and Class A common stock on the Nasdaq National Market, economic conditions in various regions, product and price competition and foreign
currency exchange  rate changes.   Molex does not undertake to
revise these forward-looking   statements   or to provide any
updates regarding information contained in this release resulting from new information, future events or otherwise.

     The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.

     Molex Incorporated is a 66-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.